Exhibit 10.1
Information in this document (indicated by brackets) has been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because such information is not material and is private or confidential.

FRAMEWORK BESS SALE & PURCHASE AGREEMENT (US)

This Framework BESS Sale & Purchase Agreement (this “Agreement”) is entered into as of August 17, 2021 (the “Effective Date”) between Tesla and Buyer (each as defined below, together the “Parties”). This Agreement comprises (i) the Key Terms set out below (the “Key Terms”), and (ii) all exhibits and schedules referenced in the “Attachments” section of the Key Terms.

Key Terms
These Key Terms set out the scope of this Agreement and certain key terms.
Parties:
Tesla:	Tesla, Inc., a Delaware corporation, whose principal place of business is at 3500 Deer Creek Road, Palo Alto, CA 94304.
Buyer:	Stem, Inc., a Delaware corporation whose registered office is at 100 California Street, Floor 14, San Francisco, CA 94111
Systems:
System:
Battery energy storage system (“BESS”) with the power and energy capacities indicated in the relevant Accepted Purchase Order (as defined in Schedule 1) and the components thereof described in such Accepted Purchase Order (“BESS Components”).

Specifications:	The specifications for each System shall be the applicable specifications that are published in the Tesla Partner Portal on the date the Purchase Order for that System is submitted by Buyer.
Notices:
Tesla Notice Address:	Tesla, Inc. 3500 Deer Creek Road, Palo Alto, CA 94304, USA Attn: Energy Products [ ]
Tesla Address for submission of Capacity Reservation Orders and Purchase Orders:	[ ]
Buyer Notice Address:	Stem, Inc. 100 California Street, Floor 14, San Francisco, CA 94111. Attn: Bill Bush & Morgen Burkhart [ ]
Buyer Address for Invoices and Capacity Reservation Orders and Purchase Order responses:	[ ]

NDA:
NDA:	The mutual non-disclosure agreement dated May 16, 2021 between Tesla (or its Affiliate) and Buyer (or its Affiliate).
Credit:
Buyer Credit Limit:
$[ ], to be defined as the amount due by Buyer at any given time to Tesla for any Accepted Purchase Orders or Capacity Reservation Order
Tesla may update the Buyer Credit Limit by five (5) Business Days written notice to Buyer from time to time, provided that Tesla shall not retroactively update the Buyer Credit Limit for Accepted Purchase Orders except that the foregoing does not limit Tesla’s remedies under Schedule 1, Section 24.

Buyer Credit Support:	N/A.
Tesla Partner Portal / Tesla Manuals:
Tesla Partner Portal
https://partners.teslamotors.com. Buyer acknowledges that it has been provided with temporary login details to the Tesla Partner Portal and has reviewed its contents. Tesla shall provide permanent login details for the Tesla Partner Portal to Buyer following the Effective Date

Tesla Manuals:	The applicable Tesla manuals that are published in the Tesla Partner Portal from time to time, and in effect as of the effective date of a Purchase Order, including without limitation the following: (a) BESS Site Design Manual; (b) BESS Specifications; (c) BESS Transportation and Storage Guidelines; (d) BESS Installation Manual; (e) BESS Operation and Maintenance Manual; (f) BESS Internal Commissioning Checklist; (g) BESS Commissioning Protocol; (h) Communications Manual; and (i) Marketing Guidelines for Tesla BESS Certified Companies.
Attachments:
The attachments below are incorporated by reference into this Agreement. In the event of any conflict between any Accepted Purchase Order, these Key Terms and any Schedule, the order of precedence shall be (i) the Accepted Purchase Order, (ii) these Key Terms and then (iii) the Schedules in order of appearance.
Schedule 1:	Framework BESS Sale & Purchase Agreement – Standard Terms & Conditions
Schedule 2A:	Form of Capacity Reservation Order
Schedule 2B:	Form of Purchase Order
Schedule 3:	Manufacturer’s Limited Warranty (as at Effective Date)
Schedule 4:	Service Level Agreement

[Signatures on following page]

EXECUTED by the Parties on the Effective Date.

STEM, INC. /s/ Bill Bush (SIGNATURE) Bill Bush (PRINT NAME) CFO (PRINT TITLE)	TESLA, INC. /s/ Colby Hastings (SIGNATURE) Colby Hastings (PRINT NAME) Sr. Manager, Commercial Operations (PRINT TITLE)

Schedule 1
Framework BESS Sale & Purchase Agreement - Standard Terms & Conditions
1.Certain Defined Terms. When used in this Agreement, the terms “Buyer Invoice Address”, “Buyer Logistics Contact”, “Contract Price”, “Delivery Point”, “Guaranteed Delivery Date”, “Incoterm”, “Invoice Schedule”, “Payment Terms”, “System Price” and “System Specifications” have the meaning given to them in the Accepted Purchase Order for the relevant System.
2.Term. The initial term of this Agreement is two (2) calendar years from the Effective Date (collectively, the “Term”, and each one-year period from the Effective Date, a “Contract Year”). Either party can terminate this Agreement effective at the end of the then-current Contract Year by providing three (3) months’ prior written notice. Unless otherwise expressly set forth herein, termination or expiration of the Agreement does not terminate or modify either Party’s obligations with respect to Accepted Purchase Orders.
3.Non-exclusivity. This Agreement is not exclusive, meaning that Buyer may purchase similar products from manufacturers or suppliers other than Tesla or its Affiliates and Tesla is free to sell its products or services to any other customers or buyers.
4.Purchase Orders.
(a)Capacity Reservation Orders. At any time during the Term, Buyer may request to reserve Systems with an aggregate, specified nameplate power (minimum) and energy capacity from Tesla by populating and signing a capacity order in the form attached as Schedule 2A (each, a “Capacity Reservation Order”), and submitting it in .pdf form to the relevant address set out in the Key Terms Notice section of this Agreement. A Capacity Reservation Order that is populated, signed and submitted by Buyer in accordance with this Section 4(a) shall constitute an offer by Buyer to reserve such Systems with the nameplate power and energy capacity identified in the Capacity Reservation Order, subject to the terms set out in the Capacity Reservation Order and this Agreement. Upon receipt of a Capacity Reservation Order, Tesla shall accept or reject such Capacity Reservation Order within ten (10) Business Days of receipt. Failure by Tesla to accept a Capacity Reservation Order within the foregoing period shall be deemed a rejection of such Capacity Reservation Order. Once such Capacity Reservation Order is submitted by Buyer and countersigned by Tesla, the obligations of either party under such document shall be binding as set forth herein, and the Capacity Reservation Order shall be considered accepted (an “Accepted Capacity Reservation Order”).
(b)Purchase Order Commitment – Submittal by Buyer. Buyer shall submit Purchase Orders in the form attached as Schedule 2B for Systems that include, in aggregate, the Reserved Components identified in any Accepted Capacity Reservation Order for delivery by Tesla during the Capacity Reservation Period identified in that Accepted Capacity Reservation Order. In each Purchase Order:
(i)the price of the Systems and any BESS Components shall match the prices for same in the related Accepted Capacity Reservation Order;
(i)the time-period between the date of submittal by Buyer of the Purchase Order and the Guaranteed Delivery Date identified in the Purchase Order shall be no less than the Minimum Lead Time identified in the related Accepted Capacity Reservation Order; and
(ii)the Invoice Schedule and Payment Terms shall match the invoice schedule and payment terms identified in the related Accepted Capacity Reservation Order.
For clarity, Purchase Orders submitted by Buyer that do not comply with the requirements of this Section 4(b) shall not count towards Buyer’s Purchase Order commitment in an Accepted Capacity Reservation Order.
(c)Failure by Buyer to Submit Purchase Orders against an Accepted Capacity Reservation Order. If Buyer fails to submit Purchase Orders against an Accepted Capacity Reservation Order, as required by Section 4(b) by the Purchase Order Deadline specified in the applicable Accepted Capacity Reservation Order, Buyer shall nonetheless still be obligated to purchase and take delivery of the BESS in the Reserved Energy Capacity. Tesla shall invoice Buyer for the remaining capacity and upon payment shall be permitted to deliver the BESS by the end of the delivery window specified in the Capacity Reservation Order.
(d)Purchase Orders toward Capacity Reservation – Acceptance by Tesla. Tesla shall accept any Purchase Order that is submitted by Buyer in accordance with Section 4(b) and such Accepted Capacity Reservation Order; provided that Tesla shall not be required to accept any Purchase Order if:
(i)Buyer does not comply with the requirements for each Purchase Order as set out in Sections 4(b)(i) and 4(b)(ii);
(ii)Buyer is in breach of this Agreement;
(iii)The remaining BESS Components from the Capacity Reservation Order are not a configuration produced by Tesla, as listed in Tesla’s System Specifications;
(iv)The Guaranteed Delivery Date on the Purchase Order is prior to the last day in the Delivery Window specified in the Capacity Reservation Order;
(v)Tesla has already accepted Purchase Orders up to the Reserved Components of an Accepted Capacity Reservation; or
(vi)the amount owed and unpaid by Buyer under that Purchase Order, any other unfulfilled Accepted Purchase Orders and any other existing purchase agreements (or equivalent) between Buyer (or its Affiliate) and Tesla (or its Affiliate) exceeds the Buyer Credit Limit.
A Purchase Order that is accepted by Tesla under this Section 4(d) shall be an “Accepted Purchase Order”.
(e)Failure by Tesla to Accept Purchase Orders for an Accepted Capacity Reservation Order. If Tesla fails to accept Purchase Orders as required by Section 4(d) under an Accepted Capacity Reservation Order that is compliant with Section 4(b) within [ ] after receipt from Buyer, Tesla shall pay to Buyer liquidated damages in the amount of [ ] percent ([ ]%) of the Purchase Order Contract Price (“Reserved Capacity Sale Shortfall Liquidated Damages”), within thirty (30) days, in addition to refunding any amounts already paid by Buyer with respect to such Accepted Capacity Reservation Order tied to the rejected Purchase Order. Such Purchase Order shall be deemed rejected and the Capacity Reservation Reserved Components shall be decreased equally for such rejected Purchase Order. Upon Tesla’s payment of the Reserved Capacity Sale Shortfall Liquidated Damages and refund of any amounts paid by Buyer, neither Party shall have any further liability with respect to such Accepted Capacity Reservation Order.

(f)Purchase Orders Exceeding the Capacity Reservation Order; Review of Other Purchase Orders. Buyer is not required to submit a Capacity Reservation Order under this Agreement. Buyer may at any time submit Purchase Orders in the form attached as Schedule 2B for Systems in excess of any existing Capacity Reservation Orders or separate from any Capacity Reservation Orders, provided that Tesla is under no obligation to accept such Purchase Orders. For Purchase Orders submitted in excess of or separate from a Capacity Reservation Order, within ten (10) Business Days after receipt of a Purchase Order from Buyer, Tesla shall, in its sole discretion, either:

(i) accept the Purchase Order by providing a purchase order confirmation to Buyer at the address set out in the Key Terms,

(ii) reject the Purchase Order in writing, or

(iii) request modification of the Purchase Order.

If Tesla rejects or requests modification of any Purchase Order, the Parties shall discuss any adjustments to the Purchase Order that may lead to its acceptance by Tesla. A Purchase Order that is accepted by Tesla under this Section 4(f) shall also be an “Accepted Purchase Order” under this Agreement. Buyer may withdraw a pending Purchase Order at any time prior to its acceptance in writing by Tesla. Failure by Tesla to accept or reject a pending Purchase Order within ten (10) Business Days shall be deemed a rejection by Tesla of such Purchase Order.

5.Purchase and Sale.
(a)Buyer shall purchase from Tesla, and Tesla shall sell to Buyer, the System and any Included Technical Support identified in an Accepted Purchase Order, in accordance with the Accepted Purchase Order and this Agreement.
(b)The System shall comply with the System Specifications identified in the Accepted Purchase Order on the date the System is delivered.
(c)Tesla is only responsible for supplying and providing the Included Technical Support for, the equipment specifically identified in the description of the "System" in the Accepted Purchase Order. If the System will form part of a microgrid, Tesla is not responsible for delivering any other microgrid equipment or providing any other services required for the microgrid's operation.
6.Delivery Timing; Delays.
(a)Tesla shall deliver the System identified in any Accepted Purchase Order in accordance with the Incoterm identified in that Accepted Purchase Order (modified as set out in Section 6(e), if applicable), in one or more shipments. If no Incoterm is specified on the Accepted Purchase Order, the default Incoterm shall be ExWorks (Tesla factory in Sparks, Nevada) (Incoterms 2020). Responsibility for the arrangement of and payment for the shipment (including carrier selection and scheduling), insurance and customs clearance of the System (including payment of applicable customs fees, duties and taxes) shall be determined in accordance with the applicable Incoterm.
(b)Tesla shall deliver the System identified in an Accepted Purchase Order on or prior to the Guaranteed Delivery Date identified in the Accepted Purchase Order. Tesla will notify Buyer when the System is ready for the first shipment from the applicable Gigafactory (the “Ready for Shipment Notice”). Tesla shall give Buyer at least ten (10) days’ prior written notice of the scheduled delivery date of the System and each part thereof.
(c)If Buyer fails or refuses to accept delivery of a shipment once such shipment has left the Gigafactory (for DDP (Incoterms 2020) Purchase Orders), or made available for pickup at the Gigafactory (for EXW (Incoterms 2020) Purchase Orders), such failure or refusal shall constitute a breach under this Agreement, and Tesla shall be entitled to recover its costs incurred pursuant to Section 6(g), and if such breach continues for at least [ ] then it shall constitute a default in accordance with Section 22 in addition to any other remedies Tesla may have at law or under this Agreement.
(d)Tesla shall deliver the System to the Delivery Point in accordance with Section 6(a) as specified on the Accepted Purchase Order. Delivery to the Delivery Point shall take place no later than the Guaranteed Delivery Date listed on the Accepted Purchase Order. [ ].
(e)If the Incoterm specified in the Accepted Purchase Order is EXW, the common meaning of EXW (Incoterms 2020) is modified so that delivery is complete and all risk of loss or damage to the System (or part) transfers to Buyer when the System (or part) has been loaded onto Buyer’s carrier by Tesla at the Delivery Point, as evidenced by signature of a bill of lading or equivalent document by Buyer or its representative.
(f)Delivery Documentation. Tesla shall provide a separate bill of lading or similar shipping documentation for each delivery of BESS Components.

(g)Delayed Acceptance. If, on any date that Tesla would otherwise deliver the System identified in an Accepted Purchase Order (or a part thereof) to Buyer in accordance with the Incoterm, (a) Buyer or its Affiliate is in default of any material obligation under this Agreement; or (b) Buyer is not in a position to take delivery of the System (or part) or refuses acceptance of the System (or part) for reasons not permitted under this Agreement, then Tesla may elect to delay delivery of the System (or part), without liability, and Buyer shall pay Tesla liquidated damages in the amount of [ ] per kWh AC, per day of delay (“Delayed Acceptance Damages”), provided for Accepted Purchase Orders with an incoterm of EXW (Incoterms 2020), such Delayed Acceptance Damages shall not begin to accrue until [ ] after the Guaranteed Delivery Date so long as such delayed acceptance does not spill into the next calendar quarter, in which case Delayed Acceptance Damages will begin to accrue immediately. The Parties agree that the Delayed Acceptance Damages set forth herein are Liquidated Damages per Section 28. Additionally, Buyer shall pay to Tesla actual delivery costs incurred by Tesla if Tesla is unable to deliver the System due to Buyer’s inability or unwillingness to accept such delivery. All such damages shall be payable on a monthly basis within thirty (30) days of Tesla providing a written invoice to the Buyer Invoice Address. The Delayed Acceptance Damages shall not exceed in the aggregate [ ] percent ([ ]%) of the applicable Contract Price on the affected Accepted Purchase Order.
(h)Buyer may delay the Guaranteed Delivery Date under an Accepted Purchase Order without penalty provided that: (a) Buyer informs Tesla in writing of the new Guaranteed Delivery Date at least eight (8) calendar weeks prior to the original Guaranteed Delivery Date; (b) the new Guaranteed Delivery Date is within the same calendar quarter as the original Guaranteed Delivery Date; and (c) the new Guaranteed Delivery Date is at least fourteen (14) days prior to the last day in the calendar quarter.
7.System Maintenance. Consistent with Section 6 of the Manufacturer’s Limited Warranty, Tesla shall not be liable, under the Manufacturer’s Limited Warranty or otherwise, for any System damage or failures resulting from (a) the maintenance or repair of the System by the end user or any third party other than a Tesla subcontractor and (b) a failure to perform (or failure to cause to be performed) maintenance of the System required under the applicable Tesla Manuals.
8.Inspection and Rejection.
(a)In the case of DDP (Incoterms 2020) Accepted Purchase Orders, prior to unloading of the System, Tesla shall grant the representative of Buyer who takes delivery of a System in accordance with Section 6(a) the right to visually inspect the external packaging of each BESS Component [ ]; provided that if the Incoterm is EXW (Incoterms 2020), Buyer’s visual inspection must occur prior to loading of the System. Buyer may reject any part of a System if, after such visual inspection, Buyer reasonably believes that such part is likely to be damaged or to not conform to the System Specifications. Any equipment that Buyer properly rejects pursuant to this Section 8(a) shall not be deemed delivered for purposes of this Agreement until Tesla has corrected the applicable damage or non-conformance, and Tesla shall incur Delivery Delay Damages after the Delivery Grace Period in accordance with Section 6(d).
(b)Any Systems not rejected in accordance with Section 8(a) shall be deemed accepted by Buyer; provided, that such deemed acceptance shall not affect any right or remedy available to Buyer pursuant to the Manufacturer’s Limited Warranty. Once accepted, any defects discovered in a System shall be resolved pursuant to the terms and conditions of the Manufacturer’s Limited Warranty; provided, if a defect is discovered prior to the commencement of the Manufacturer’s Limited Warranty Period which prevents Buyer from completing installation and/or commissioning of the System or presents a safety concern, then Buyer shall provide notice of the defect to Tesla in accordance with the process described in the Manufacturer’s Limited Warranty, and Tesla shall address such defect under (and subject to) the terms of the Manufacturer’s Limited Warranty as if the Manufacturer’s Limited Warranty were then already in effect, to the extent that the defect is covered (and not excluded from coverage or otherwise not covered) by the Manufacturer’s Limited Warranty. For clarity, if a defect does not prevent Buyer from installing and commissioning the System and does not create any safety concerns, and is a defect that is covered (and not excluded from coverage or otherwise not covered) by the Manufacturer’s Limited Warranty such that Tesla must remedy it in accordance with the Manufacturer’s Limited Warranty, then Tesla may address such defect upon commencement of the Manufacturer’s Limited Warranty Period or

commissioning of the System to avoid multiple site visits. For clarity, this Section 8(b) shall apply to any permitted assigns or transferees of Buyer in accordance with this Agreement.
9.Title; Risk of Loss. Risk of loss of each System (or part thereof) passes to Buyer in accordance with the Incoterm specified in the relevant Accepted Purchase Order (modified as set out in Section 6(e), if applicable). Title to the System shall transfer from Tesla to Buyer concurrently with the transfer of risk of loss. For clarity, if Buyer rejects the System in accordance with Section 8(b), title and risk of loss for the rejected System shall remain with Tesla.
10.Security Interest.
(a)If title to the System transfers from Tesla to Buyer prior to Buyer's payment in full for the System, Tesla shall retain, and Buyer hereby grants, a first priority security interest in and to all of the right, title and interest of Buyer in, to and under the System, as well as any insurance proceeds covering the System, until Tesla is paid in full for the System. Buyer authorizes Tesla to file financing statements in this regard and will take such action as is requested by Tesla to protect such interest.
(b)Until the Contract Price has been paid in full in cleared funds, Tesla may also exercise its rights under applicable mechanics' and suppliers' lien laws or any common law liens such as a common carrier’s lien and other similar liens arising by operation of law or statute.
11.Commissioning Support.
(a)For Accepted Purchase Orders where Tesla is providing Commissioning Support, Tesla shall use commercially reasonable efforts to complete any requested Commissioning Support within four (4) weeks of Tesla’s receipt of the completed Construction Checklist pursuant to the Commissioning Protocol. [ ].
(b)As part of such Commissioning Support, Tesla shall, no later than two (2) Business Days following completion of such Commissioning Support, remove any and all debris generated by its performance of such activities from the Installation Location.
[ ].
(c)If, after receiving a request for Commissioning Support as described in Section 11(a), Tesla attends the Installation Location to perform the Commissioning Support but is unable to do so because the BESS has not been properly and completely installed, then Buyer shall pay to Tesla the False Call-Out LDs set out in the Accepted Purchase Order, as liquidated damages for the time, costs and expenses incurred by Tesla in connection with such Installation Location visit. These liquidated damages have been agreed to by the Parties because the actual damages arising in these circumstances are difficult to predict. They represent a reasonable pre-estimate of the damages that Tesla would incur, and do not constitute a penalty. Payment of these liquidated damages shall be Tesla’s exclusive remedy and Buyer’s exclusive liability in the situation described above.
12.Included Technical Support; Warranty.
(a)Tesla shall provide the Commissioning Support in accordance with Exhibit A and the Key Terms of the Accepted Purchase Order (“Commissioning Support”).
(b)Tesla shall use commercially reasonable efforts (at no out of pocket cost to Tesla) to assist with Buyer’s reasonable requests for ordinary-course: (i) review of design and construction plans, (ii) questions from utilities or government authorities, (iii) support of third-party controller interface (excluding reprogramming, debugging monitoring and control interface(s), firewalls, jump servers, network devices or wiring to interact with the Tesla Site Controller), and (iv) interconnection related questions (excluding performance or functional testing support as needed to meet ISO, utility or market requirements).
(c)If the Accepted Purchase Order indicates that Tesla shall perform any Additional Technical Support, Tesla shall provide that Technical Support in accordance with Exhibit B and the Key Terms of the Accepted Purchase Order (collectively, “Additional Technical Support”).

(d)Tesla shall perform any Commissioning Support and any Additional Technical Support (together, the “Included Technical Support”) in accordance with Prudent Industry Practices, the BESS Commissioning Protocol, the BESS Operation & Maintenance Manuals published by Tesla or its Affiliate, this Agreement and the Manufacturer's Limited Warranty. “Prudent Industry Practices” means the methods approved by a significant portion of the electrical services industry operating in the Installation Location identified in the relevant Accepted Purchase Order that, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with applicable law, reliability, safety, environmental protection, economy and expedition. Prudent Industry Practices are not limited to optimum methods, but rather include a spectrum of reasonable and prudent methods that take the conditions specific to the System into account.
(e)Tesla warrants that (i) it shall perform all Included Technical Support in accordance with Prudent Industry Practices, this Agreement, the Accepted Purchase Order, and the Manufacturer’s Limited Warranty; and (ii) any labor performed in the performance of the Included Technical Support shall be free from defects in design and workmanship for twelve (12) months after such labor was performed were installed (collectively, the “Support Warranty”). Tesla shall remedy any defect or otherwise cure a breach of the Support Warranty, at its own cost and expense, as promptly as reasonably practicable after Buyer notifies Tesla in writing of such breach, in a manner and at such times that reasonably minimizes interruption of the operation of the System and revenue loss to Buyer. This shall be Tesla’s sole and exclusive liability, and Buyer’s sole and exclusive remedy, in connection with a breach of the Support Warranty.
(f)EXCEPT AS PROVIDED FOR IN THIS AGREEMENT, TESLA MAKES NO WARRANTIES OR GUARANTEES WITH RESPECT TO THE INCLUDED TECHNICAL SUPPORT AND DISCLAIMS ANY WARRANTY OR GUARANTEE IMPLIED BY APPLICABLE LAWS, INCLUDING IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES OF CUSTOM OR USAGE.
13.Price; Invoicing; Payment; Late Payments.
(a)The price payable for any System and any Included Technical Support shall be the Contract Price stated in the relevant Accepted Purchase Order.
(b)Buyer shall pay the Contract Price in installments based on Tesla invoices. Tesla shall invoice Buyer in accordance with the Invoice Schedule. Tesla shall send invoices by electronic mail to the Buyer Invoice Address in the relevant Accepted Purchase Order or Accepted Capacity Reservation Order. Buyer shall be credited on a pro rata basis for a percentage of the Contract Price on an Accepted Purchase Order in an amount equal to the percentage paid on the Reserved Capacity Order that is attributable to the Reserved Components on an Accepted Purchase Order.
(c)Buyer shall pay invoices in accordance with the Payment Terms in US$ (except as otherwise agreed in writing), and by wire transfer or other electronic means approved by Tesla.
(d)Buyer shall notify Tesla of any invoice dispute and provide substantiating documentation within twenty (20) days of Buyer’s receipt of the disputed invoice. Notwithstanding any dispute, Buyer shall pay all undisputed amounts in accordance with the Payment Terms.
(e)Buyer shall pay interest on late payments at the lesser of the rate of [ ]% per month or the highest rate permissible under applicable law, calculated daily and compounded monthly. Buyer shall reimburse Tesla for all costs incurred in collecting any late payments, including reasonable and documented attorneys’ fees if Buyer is late in making payment by more than [ ].
(f)Changes in Price. The Contract Price shall be based on the terms of an Accepted Purchase Order and shall be binding once the Purchase Order is accepted in accordance with Section 4(d), except as modified by mutual written agreement of the Parties. The limitation set forth in the immediately preceding sentence shall not preclude the application or collection of liquidated damages or other adjustments as expressly allowed under this Agreement.
(g)[ ].
14.Taxes.

(a)The Contract Price is exclusive of, and Buyer is solely responsible for, all sales, use and excise taxes, and any other similar taxes and charges of any kind imposed by any governmental authority of or within the country of the Delivery Point or Installation Location.
(b)Where required or allowed by law, unless Buyer furnishes to Tesla lawful evidence of exemption, Tesla will invoice Buyer for the amount of any such tax and remit such amount to the applicable taxing authority.
(c)If Buyer is required by law to deduct or withhold any amount of tax for which Buyer is responsible from a payment to Tesla, Buyer shall (a) promptly remit such amount to the applicable taxing authority and provide Tesla with a receipt for such remittance and (b) increase the amount of its payment to Tesla by the amount necessary to ensure Tesla receives the full amount which it would have received if no deduction or withholding had been made.

15.No Set-off Right. Any claim for money due or to become due from a Party under this Agreement shall not be subject to deduction or set-off by such Party against any amount due or to become due to such Party from the other Party or its Affiliates, whether relating to a claim under this Agreement or relating to any other transaction.
16.Purchase Order Changes. Except as expressly set forth in this Agreement, no changes may be made to an Accepted Purchase Order without the written consent of both Parties, as evidenced by an amendment to the Accepted Purchase Order executed by both Parties. For Purchase Order changes related solely to the adjustment of a Guaranteed Delivery Date of an Accepted Purchase Order, Buyer may delay the Guaranteed Delivery Date without penalty provided that (a) Buyer informs Seller in writing of the new Guaranteed Delivery Date at least eight (8) calendar weeks prior to the original Guaranteed Delivery Date; (b) the new Guaranteed Delivery Date is within the same calendar quarter as the original Guaranteed Delivery Date and (c) the new Guaranteed Delivery Date is at least fourteen (14) days before the last day in the calendar quarter.
17.Product Changes. Tesla shall use commercially reasonable efforts to notify Buyer of any material changes in the form, fit, function, or design of the BESS Components or otherwise provide any technical documents describing such changes. Notwithstanding the foregoing, Tesla may not change the Specifications or design of any System that is subject to an Accepted Capacity Reservation Order or Accepted Purchase Order without Buyer’s prior written consent. Tesla may at its election provide any technical documents in Tesla’s possession or control and customarily shared with its customers describing such changes to future product offerings; provided Tesla has no obligation to share such technical documents and will not be obligated to share any trade secrets.
18.Manufacturer’s Limited Warranty.
(a)Tesla provides the version of the manufacturer’s limited warranty applicable to the System that is published in the Tesla Partner Portal as of the date of Buyer’s submission of an Accepted Purchase Order (the “Manufacturer’s Limited Warranty”). The version of the Manufacturer’s Limited Warranty that applies as of the Effective Date is attached as Schedule 3 and the applicable version will be attached to each Purchase Order.
(b)Except as set out in the Manufacturer’s Limited Warranty and this Agreement, Tesla does not make any other guarantees, warranties or representations, or agree to any conditions, express or implied, of any nature whatsoever, including as to merchantability, fitness for a particular purpose, or use, course of dealing or usage of trade. All such guarantees, warranties, representations and conditions are expressly disclaimed to the fullest extent permitted by law.
(c)Without limiting any of the other “exclusions” or “items not covered” identified in the Manufacturer’s Limited Warranty, Buyer acknowledges that it shall be solely responsible for labor, travel, parts, shipping and transportation costs associated with repairing or replacing any components of the System (including but not limited to battery pods) that require repair or replacement as a result of (i) faulty installation by Buyer, including installation in a manner inconsistent with the Tesla Manuals; or (ii) Buyer’s failure to connect and begin use and operation of the System within the time period specified in the BESS Transportation and Storage Guidelines or Buyer’s disconnection of the System at any time during the term of the Manufacturer’s Limited Warranty without prior written consent from Tesla, which shall not be unreasonably withheld. If Tesla incurs costs to remedy warranty claims caused by Buyer as described above, Buyer shall pay Tesla’s costs within thirty (30) days of Tesla’s notice thereof.
(d)Buyer (or the end user, if applicable) is responsible for establishing and maintaining a backup remote internet connection to the System for purposes of Section 6 of the Manufacturer’s Limited Warranty. If Buyer sells or transfers the System to an end user it shall ensure that it contractually obligates the end user to comply with this backup remote internet connection obligation.
19.[ ].
20.Remote Monitoring; Firmware Upgrades; etc.
(a)As a condition to providing the Manufacturer's Limited Warranty for a System, Tesla requires the ability to (i) remotely monitor performance of the System and (ii) provide remote firmware and software upgrades to the System. Buyer hereby consents to Tesla performing such remote monitoring and providing such firmware and software upgrades as Tesla reasonably deems appropriate at any time. Tesla shall use commercially reasonable efforts to provide ten (10) Business Days advance written notice to schedule such firmware and software upgrades across impacted Systems and to minimize commercial impact to Buyer, provided that Buyer may request Tesla delay the proposed System upgrade if the proposed upgrade date and time will impact Buyer’s commercial operation of the System, which Tesla may accommodate such delay in its sole discretion.
(b)“Buyer Data” means the data that Section 3.3 of the Communications Manual specifies will be owned by Buyer. Buyer Data shall be Confidential Information owned by the System owner and shall be made available by Tesla to the System owner on request, in a reasonably accessible format. Buyer grants to Tesla an irrevocable, perpetual worldwide, royalty-free license to use of all data obtained via the remote monitoring of the System. Tesla may use Buyer Data (i) to perform its obligations under the Manufacturer’s Limited Warranty for the relevant System, (ii) to improve Tesla’s products and services generally (including by performing analyses on such information); provided that Tesla shall not reverse engineer such data to expose Buyer’s dispatch algorithms, and (iii) to aggregate with other data. Notwithstanding anything to the contrary in the NDA, public disclosure of such information by Tesla is permitted if none of Buyer, the System owner nor the owner or long-term occupant of the Installation Location where the System is located (the “Site Host”) could reasonably be identified from the publicly disclosed information. Any Buyer Data held by Tesla shall be maintained exercising the same degree of care Tesla uses to protect Tesla Data.
(c)Any information obtained by Tesla through remote monitoring of a System other than Buyer Data shall be owned by Tesla (“Tesla Data”), shall be Confidential Information of Tesla, and shall not be required to be made available by Tesla to any person.
(d)Buyer represents and warrants that, prior to the installation and/or resale of the System, it will obtain the written consent of the subsequent owner and (if different) the Site Host, with respect to the matters addressed in this Section 20. If the subsequent owner or Site Host is a natural person or otherwise benefits from the protection of applicable Privacy and Data Protection Laws, such consents shall include any consents required under such laws. Buyer shall deliver copies of all such consents to Tesla upon request.
(e)“Communications Manual” means the Tesla Energy Controls and Communication Manual for the System that is published by Tesla or otherwise made available by Tesla to Buyer. “Privacy and Data Protection Laws” means all applicable international, federal, state, provincial and local laws, rules, regulations, directives and governmental requirements relating in any way to the privacy, confidentiality, security and protection of personal data.
21.Tesla Manuals. Buyer shall comply with the Tesla Manuals. Tesla may amend any Tesla Manual in its sole discretion from time to time. However, the version of any Tesla Manual that was published in the Tesla Partner Portal at the time an Accepted Purchase Order was submitted by Buyer shall always apply to the System covered by that Accepted Purchase Order.
22.Default, Suspension and Termination by Tesla.

(a)Tesla may suspend performance of any of its obligations under any Accepted Purchase Order, including its delivery obligations, if Buyer at any time is in default of any material Buyer obligation under this Agreement and an Accepted Purchase Order, and all reasonable costs incurred by Tesla by reason of such suspension (such as costs to warehouse the System until an overdue payment is received) shall be a debt due and owing from Buyer to Tesla within [ ] of Buyer’s receipt of a written invoice from Tesla at the Buyer Invoice Address.
(b)In addition to any other remedies that may be provided under this Agreement and an Accepted Purchase Order, Tesla may terminate this Agreement and an Accepted Purchase Order by written notice to Buyer if (i) Buyer fails to pay any undisputed amount when due under the Accepted Purchase Order and the failure is not cured within [ ] after Buyer’s receipt of written notice thereof from Tesla; (ii) Buyer has breached any material provision of the Accepted Purchase Order and the breach is not cured within [ ] after Buyer’s receipt of written notice thereof from Tesla; (iii) Buyer fails to post any Buyer Credit Support specified in the Accepted Purchase Order and such breach is not cured within [ ], any Buyer Credit Support ceases to be in full force and effect or the party providing such Buyer Credit Support breaches the Buyer Credit Support and such breach is not cured within [ ]; or (iv) Buyer or the party providing Buyer Credit Support becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy that are not dismissed within [ ], receivership, reorganization or assignment for the benefit of creditors (each, an “Insolvency Event”).
(c)Tesla may suspend the delivery of any System if (i) Buyer fails to pay any undisputed amount when due under the Agreement and the failure is not cured within [ ] after Buyer’s receipt of written notice thereof from Tesla; (ii) Buyer has breached any material provision of the Agreement and the breach is not cured within [ ] after Buyer’s receipt of written notice thereof from Tesla; or (iii) if an Insolvency Event occurs with respect to Buyer or the party providing Buyer Credit Support.
(d)Upon any termination pursuant to this Section 22, Tesla shall have the right to pursue any and all remedies available to it at law or in equity. Tesla shall use reasonable efforts to mitigate its damages in connection with any such termination, provided, that Tesla shall not be obligated to mitigate with respect to the portion of the damages owed to it attributable to the System.
23.Termination by Buyer.
(a)In addition to any other remedies that may be provided under this Agreement, Buyer may terminate any Accepted Purchase Order (i) if Tesla has breached any material provision thereof and such breach, to the extent curable, is not cured within [ ] after Tesla’s receipt of written notice thereof; (ii) if an Insolvency Event occurs with respect to Tesla; or (iii) in the circumstances described in Section 6(d).
(b)Upon any termination pursuant to this Section 23, Buyer shall have the right to pursue any and all remedies available to it at law or in equity. Buyer shall use reasonable efforts to mitigate its damages in connection with any such termination.
24.No Cross-Defaults. A default by a Party under an Accepted Purchase Order shall not result in a default under any other Accepted Purchase Order, except to the extent that such event is independently a default under such other Accepted Purchase Order. The foregoing shall not apply to, and Tesla at its sole option may treat as a default under any or all Accepted Purchase Orders, (i) a failure by Buyer to make payments due under any Accepted Purchase Order, which has not been cured per Section 22(b) or (ii) a failure by Buyer to maintain Buyer Credit Support under any Accepted Purchase Order which has not been cured per Section 22(b).
25.Confidentiality; Publicity.
(a)The NDA sets out the Parties’ confidentiality obligations under this Agreement. It is incorporated by reference into this Agreement, and the terms and conditions of the NDA will continue in force throughout the term of this Agreement and for three (3) years following its expiration or early termination. The terms and conditions of this Agreement shall be both Parties’ Confidential Information for purposes of the NDA.
(b)Neither Party shall advertise or issue any public announcement regarding the execution of this Agreement or any Purchase Order or their contents, or use the other Party’s mark, name or logo in any marketing literature, web sites, articles, press releases (including interviews with representatives of media organizations of any form), or any other document or electronic communication, without the prior written consent of the other Party. The foregoing shall not prohibit a Party from making any public disclosure or filing that it determines in good faith is required by law or the rules of the stock exchange on which its shares, or the shares of its parent company, are listed.
26.Proprietary Rights. As between the Parties, Tesla shall remain the sole and exclusive owner of any and all patents, trademarks, copyrights, mask work rights, trade secrets and any other intellectual or proprietary rights (“Proprietary Rights”) associated with any System or any parts or derivations thereof. Tesla hereby grants to Buyer a limited, non-exclusive, non-sublicensable, non-transferable (other than where Buyer transfers or resells the System in accordance with Section 44) license to use (a) any embedded software (i.e., firmware) and (b) the Tesla Manuals referenced in the Key Terms of this Agreement, each solely in the operation of the System. Except for the foregoing, no license or other right to Tesla’s Proprietary Rights is granted or implied hereby. The licenses granted under this Section 26 only relate to the software and Tesla Manuals as final forms of same are provided by Tesla to Buyer or are accessed by Buyer, as applicable.
27.Limitations of Liability.
(a)IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY BY REASON OF BREACH OF THIS AGREEMENT OR OF STATUTORY DUTY OR BY REASON OF TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE) FOR ANY LOSS OF PROFIT, LOSS OF USE, LOSS OF PRODUCTION, LOSS OF CONTRACTS OR FOR ANY FINANCIAL OR ECONOMIC LOSS OR FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGE WHATSOEVER THAT MAY BE SUFFERED BY THE OTHER.

(b)NEITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO EACH ACCEPTED PURCHASE ORDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL EXCEED THE CONTRACT PRICE IDENTIFIED IN THE ACCEPTED PURCHASE ORDER FOR THE SYSTEM THAT GAVE RISE TO THE CLAIM. THE limitations of liability under this Section 27(b) and Section 8 of the Manufacturer’s limited Warranty are cumulative. Neither Buyer nor any End User shall be entitled to make a claim arising out of the same defect, event or circumstances under both this Agreement and the Manufacturer’s limited Warranty.
(c)NEITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT (AND NOT AN ACCEPTED PURCHASE ORDER), WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL EXCEED [ ].
(d)THE LIMITATIONS OF LIABILITY SET OUT IN THIS SECTION 27 SHALL NOT APPLY TO: (I) BUYER’S OBLIGATION TO MAKE PAYMENTS FOR THE SYSTEM UNDER THIS AGREEMENT OR ANY ACCEPTED PURCHASE ORDER; (II) DAMAGES ATTRIBUTABLE TO EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS; (III) ANY VIOLATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS; (IV) CLAIMS THAT ARE THE SUBJECT OF INDEMNIFICATION UNDER THIS AGREEMENT; (V) DAMAGES ATTRIBUTABLE TO A PARTY’S INTENTIONAL TORTS, UNLAWFUL CONDUCT OR GROSS NEGLIGENCE; OR (VI) ANY OTHER ACTS OR OMISSIONS FOR WHICH LIABILITY CANNOT BE DISCLAIMED OR LIMITED UNDER APPLICABLE LAW.
28.Liquidated Damages. The Parties agree that it would be impracticable or extremely difficult to determine the actual damages resulting from certain acts or omissions of Tesla; therefore, the Parties further agree that those damages identified as “Liquidated Damages” represent a reasonable estimate of fair compensation for the foreseeable losses resulting from Tesla’s acts or omissions, and such damages are not intended to be a penalty upon Tesla. The cumulative liquidated damages due for [ ] with respect to Systems purchased under a single Purchase Order shall be not exceed [ ] percent ([ ]%) of the total value of the Contract Price on such Accepted Purchase Order (“Aggregate Liquidated Damages Cap”). Once the Aggregate Liquidated Damages Cap has been reached Buyer shall have the right to terminate such Accepted Purchase Order pursuant to Section 23; provided that Buyer delivers such notice of termination to Tesla within thirty (30) days after the date on which the Aggregate Liquidated Damages Cap is exceeded.
29.General Indemnity. Each Party shall defend, indemnify and hold harmless the other Party, its Affiliates, and their respective directors, officers, partners, members, shareholders, agents, employees, subcontractors, successors and assigns (collectively, “Representatives”) from and against any losses, damages, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind including reasonable attorneys’ fees (collectively, “Losses”) arising from (a) any claim, action, suit, proceedings, demand, investigation or assessment made or brought by any third party (excluding any of the foregoing brought by shareholders or employees of the indemnified Party) (collectively, “Claims”) alleging injury or death of persons, or damage to or loss of property, to the extent caused by or arising from the negligent acts or omissions or acts of willful misconduct of the indemnifying Party or its Representatives in connection with any System, its use, or the performance of this Agreement; or (b) any failure by the indemnifying Party or its Representatives to comply with applicable laws (including, without limitation, the FCPA (as defined in Section 35) or any applicable export control laws). In addition, if Buyer resells a System in breach of Section 44, Buyer shall defend, indemnify and hold harmless Tesla and its Representatives from and against all Losses resulting from any Claim whatsoever that arises in connection with such breach (including, any acts or omissions of the purchaser and any subsequent transferee of a System).
30.Environmental Indemnity.
{a)Tesla shall defend, indemnify, and hold harmless Buyer and Buyer’s Representatives from and against all Claims arising out of or relating to any violations of any environmental laws by Tesla, including the release at, on, above, below or near the Installation Location in connection with the performance of this Agreement, of any hazardous materials to the extent such violation or release relates to (i) pre-existing hazardous materials or hazardous materials brought to the Installation Location by Buyer or anyone for whom Buyer is legally responsible (other than Tesla or its subcontractors), in either case whose presence and location were previously made known to Tesla by Buyer and that were released on the Installation Location by Tesla or its subcontractor, or (ii) hazardous materials brought to the Installation Location by Tesla or its subcontractor that are released by Tesla or its subcontractors.
{b)Buyer shall defend, indemnify, and hold harmless Tesla and its Representatives from and against any and all Claims made against Tesla and/or any of its Representatives in connection with or arising from (i) pre-

existing environmental conditions, including pre-existing hazardous materials, on the Installation Location (except those subject to Tesla indemnity in Section 30(a)), (ii) any releases of hazardous materials other than those for which Tesla is responsible under this Agreement, and (iii) any violations of any permits or environmental laws by Buyer or end user.
31.IP Indemnity.
(a)Tesla shall indemnify, defend and hold harmless Buyer and its Representatives from any Losses arising out of any Claim alleging that a System infringes the intellectual property rights of a third party. However, Tesla shall have no obligation to indemnify Buyer or any of its Representatives to the extent the Claim arises out of: (a) use of the System in combination with any other products, materials or equipment not expressly authorized by Tesla in circumstances where the infringement would have been avoided by the use of the System not so combined; or (b) any modifications or changes made to the System other than by Tesla or directed by Tesla, in circumstances where the infringement would have been avoided without such modifications or changes. Without limiting Tesla’s indemnification obligations herein, if a Claim for infringement or alleged infringement of any intellectual property rights is made, Tesla may, at its own expense, (i) modify any or all of the intellectual property rights so as to avoid the infringement or the alleged infringement; or (ii) take such other action as Tesla deems reasonable to avoid or settle such Claim in accordance with Section 32, and this shall be the sole and exclusive remedy available to Buyer in respect of such Claim.
(b)Buyer shall indemnify and hold harmless Tesla and its Representatives from and against any and all Claims: (i) alleging infringement of any intellectual property right involving a particular design, process or product of a particular manufacturer or manufacturers required or specified by Buyer or where the copyright violations are contained in drawings, specifications or other documents prepared or provided by Buyer or others for whom Buyer is responsible, or (ii) involving (A) any Buyer modification (directly or indirectly), use or reuse of the work product, (B) use of the System in combination with any other products, materials or equipment not expressly authorized in writing by Tesla in circumstances where the infringement would have been avoided by the use of the System not so combined; or (C) any modifications or changes made to the System other than by Tesla or directed by Tesla, in circumstances where the infringement would have been avoided without such modifications or changes.

32.Indemnification Procedures. The indemnified Party will give the indemnifying Party prompt written notice of any claim for which indemnification is sought under Section 29, 30 or 31. Failure to give prompt notice will not diminish the indemnifying Party’s obligations under this Section to the extent such failure does not materially prejudice the indemnifying Party’s ability to defend the claim. The indemnifying Party shall control the defense of the claim, and the indemnified Party may participate in the defense at its own expense with counsel of its choice. The indemnified Party shall make available information and assistance as the indemnifying Party may reasonably request, at the indemnifying Party’s expense. The indemnifying Party may not, without the prior written consent of the indemnified Party, consent to any judgment or settlement that (a) provides for injunctive or other non-monetary relief affecting the indemnified Party or its Representatives or (b) does not provide for an unconditional and full release of the indemnified Party and its Representatives and does not diminish any rights of the indemnified Party under this Agreement or result in additional fees or charges to the indemnified Party. If the indemnifying Party, within a reasonable time after receipt of a request for indemnification, fails to take reasonable steps to defend indemnified Party or its Representative against a claim, the indemnified Party may undertake the defense of such claim without waiving its rights and remedies under this Agreement.
33.Environmental Attributes. Tesla hereby waives and disclaims any rights to any Environmental Attributes as part of the transaction relating to any Systems sold to Buyer pursuant to this Agreement; all Environmental Attributes shall belong to Buyer or Buyer’s Affiliates. “Environmental Attributes” means any and all credits, tradeable credits or certificates, benefits, incentives, emissions reductions, offsets, and allowances, howsoever entitled, attributable to the generation from or installation of the System or services purchased under this Agreement. Environmental Attributes include but are not limited to: (a) any avoided emissions of pollutants to the air, soil or water such as sulfur oxides (S0x), nitrogen oxides (NOx), carbon monoxide (CO) and other pollutants identified now or in the future; (b) any avoided emissions of carbon dioxide (CO2), methane (CH4) and other greenhouse gases (GHGs) that have been determined by the United Nations Intergovernmental Panel on Climate Change to contribute to the actual or potential threat of altering the Earth’s climate by trapping heat in the atmosphere or that are subject to reporting pursuant to 40 CFR Part 98; (c) investment and/or production tax credits associated with the construction or operation of the energy projects and other financial incentives in the form of credits, reductions, or allowances associated with the System that are applicable to a state or federal income or other taxation obligation; (d) reporting rights to these avoided emissions in compliance with federal or state law, if applicable, and to a federal or state agency or any other party including without limitation those reporting rights accruing under Section 1605(b) of The Energy Policy Act of 1992, 42 U.S.C. 13385(b), and the rules promulgated thereunder, and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program; and (e) state incentives, such as the Self Generation Incentive Plan (SGIP) in California or other similar or like programs in other states, cities, municipalities, utilities, school districts or other similar entities.
34.General Compliance with Laws; Approvals. Each Party shall comply with all laws applicable to the performance of this Agreement, including those laws applicable to each Party’s use, sale and/or export of the goods and/or Included Technical Support purchased under this Agreement. Buyer shall obtain all approvals, certifications, licenses and permits required by any applicable law or governmental authority (collectively, “Approvals”) in connection with the purchase, installation and use of any System. Tesla shall obtain all Approvals with respect to any System that are required on a nationwide basis in the USA, as at the Purchase Order Effective Date identified in that Accepted Purchase Order.
35.Anti-Bribery Laws. Each Party shall comply with all national or international anti-bribery laws applicable to it, including without limitation the Foreign Corrupt Practices Act of 1977 (the “FCPA”) and shall, at all times during the term of this Agreement, remain in compliance and maintain appropriate policies and procedures to ensure ongoing compliance with all such laws. As of the Effective Date, (a) neither Party has any employees who are foreign officials as defined under the FCPA, and (b) no foreign official as defined under the FCPA has any legal or beneficial interest in a Party (or, if a Party or its direct or indirect parent company is a publicly listed company, a more than 5% legal or beneficial interest in such Party). Each Party shall promptly notify the other Party in writing in the event any of the foregoing representations would be untrue if made by Buyer at any time during the Term. Each Party acknowledges that any violation of this Section 35 constitutes just cause for immediate termination of this Agreement by the other Party.
36.Economic Sanctions Laws; Export Control Laws; End-User Statement. Buyer shall not (a) directly or indirectly export, re-export or otherwise transfer any System or any part thereof or (b) broker, finance or otherwise facilitate any transaction involving any System, in violation of any economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department or any other governmental authority imposing economic sanctions and trade embargoes against designated countries, entities or persons. Buyer shall not, and shall not permit any third parties to, directly or indirectly, export, re-export or release any System, any part thereof, or any software, documentation or related technical data included with or contained in any System, in violation of applicable export control laws.
37.Ethics and Code of Conduct. Tesla agrees to adhere to the Code of Business Ethics, which may be updated from time to time, as set forth in: https://tesla-cdn.thron.com/static/KEJJUV_Code_of_Business_Conduct_and_Ethics__rev_12.12.2017_UDJLCE.pdf.

38.Governing Law; Dispute Resolution; Venue. This Agreement will be governed by and interpreted in accordance with California law. The Parties hereby agree that United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. Any dispute arising from or relating to this Agreement shall first be promptly referred to the Parties’ senior level management for resolution. In the event the Parties’ senior level management are unable to resolve any such dispute within twenty (20) days after referral, then either Party may take such dispute to binding arbitration in accordance with the then-current Streamlined Arbitration Rules of the Judicial Arbitration and Mediation Services (“JAMS”). The existence, content and result of the arbitration shall be held in confidence by the Parties, their representatives, any other participants and the arbitrator. The arbitration will be conducted by a single arbitrator selected by agreement of the Parties or, failing such agreement, appointed in accordance with the JAMS rules. The arbitration shall be conducted in English and in Santa Clara, California. Each Party will bear its own expenses in the arbitration and will share equally the costs of the arbitration; provided, however, that the arbitrator may, in their discretion, award reasonable costs and fees to the prevailing Party. Judgment upon the award rendered in the arbitration may be entered in any court of competent jurisdiction. In the event that any dispute in arbitration under this Agreement and any Accepted Purchase Order is substantially the same or involves common issues of law or fact (which may include, but not by way of limitation, matters involving other agreements related to the System), either Party shall be entitled to require that any such dispute be consolidated with the relevant arbitration pursuant hereto, and the other Party shall permit, and co-operate in, such consolidation. Notwithstanding the foregoing, each Party will have the right to apply at any time to a judicial authority for appropriate injunctive relief in connection with a breach by the other Party of its obligations in Section 25, and by doing so will not be deemed to have breached its agreement to arbitrate or to have impaired the power reserved to the arbitrator.
39.Cumulative Remedies. Except as set out in Section 40, all rights and remedies provided under this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.
40.Certain Exclusive Remedies. The Parties understand and agree that Buyer’s rights under the Manufacturer’s Limited Warranty for any System are Buyer’s exclusive remedies for the events or circumstances specified therein.
41.Force Majeure. Neither Party shall be liable to the other Party, nor be deemed to have breached this Agreement, for any failure or delay in performing any non-monetary obligation under this Agreement if and to the extent such failure or delay is caused by or results from acts or circumstances that are not reasonably foreseeable and beyond the reasonable control of such Party, including, without limitation, acts of God, flood, fire, earthquake, extreme weather, explosion, pandemics, epidemics, government action, war, terrorist threats or acts or other civil unrest, lock-outs, strikes or other labor disputes (each, a “Force Majeure Event”), and shall include the inability or delay in obtaining supplies of adequate or suitable materials or delays by carriers in each case where caused by a Force Majeure Event. Notwithstanding the foregoing in no event shall a Party be entitled to relief under this Section for any of the following: changes in import duties, changes in import regulations, or general changes in market conditions for BESS and BESS Components, materials, or labor.
42.Entire Agreement; Severability. This Agreement will be deemed to have been written by Parties, constitutes the entire agreement between the Parties regarding its subject matter and supersedes all prior agreements, representations and understandings, oral or written, between the Parties regarding its subject matter. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable, such provision shall be interpreted so as to best accomplish the objectives of the original provision and the remaining provisions of this Agreement shall remain in full force and effect.
43.Amendment; Modification; Waiver. No amendment or modification of this Agreement or an Accepted Purchase Order is effective unless it is in writing and signed by each Party. No waiver by either Party of any provision of this Agreement is effective unless set forth in writing and signed by such Party. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement operates as a waiver thereof. No single or partial exercise of any right or remedy hereunder precludes any other or further exercise of that right or remedy or the exercise of any other right or remedy.
44.Resale; Assignment.
(a)Buyer may transfer title to the System prior to its installation and commissioning (whether to resellers, distributors, installers or end users) provided that: (i) if the applicable Accepted Purchase Order Contract Price is not paid in full at the time of such transfer, Tesla retains its first-priority security interest as set forth in Section 10(a); (ii) such resale or transfer does not limit or modify Buyer’s obligations under this Agreement and the applicable Accepted Purchase Order; (iii) Buyer remains the primary point of contact for the applicable System until completion of commissioning; and (iv) such transfer or resale is not to a direct competitor of Tesla engaging in the manufacture and sale of battery energy storage systems. This Section does not prohibit Buyer from entering into an agreement with an installer or end user prior to installation and commissioning of the System which provides that in connection with any permitted assignment under this Agreement, title to the System shall transfer to the installer or end user following installation and commissioning.
(b)Subject to Section 44(c), neither Party may assign its right or obligations under this Agreement or any Accepted Purchase Order without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign this Agreement or any Accepted Purchase Order as collateral in connection with its financing activities and the Manufacturer’s Limited Warranty for any System shall transfer in accordance with its terms to any person to whom Buyer resells that System in accordance with Section 44(a). Any purported assignment or delegation in violation of this Section 44(b) is null and void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.

(c)Each Party may (i) assign this Agreement to a successor in interest following a merger, acquisition or corporate reorganization (provided, that in the case of Buyer as assignor such assignee shall not be a direct or indirect competitor of Tesla with respect to the provision of battery energy storage equipment or maintenance services), and (ii) without the other Party’s consent, collaterally assign this Agreement as security to or as part of any factoring arrangement with, any financing party; provided, however, that no assignment of this Agreement pursuant to the foregoing subsection (ii) shall release the assignor from its obligations and liabilities under this Agreement. A permitted assignee under this Section 44(c)(ii) shall be bound by the obligations of this Agreement upon consummation of a foreclosure of its security interest and shall, upon the other Party’s request, deliver a written assumption of assignor’s rights and obligations under this Agreement to the other Party.
45.No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns. Nothing herein is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Claims by non-parties indemnified pursuant to this Agreement may only be brought by a party to this Agreement.
46.Notices. All notices under this Agreement shall be in writing and shall be deemed given (a) if sent by courier, on the date when left at the address of the recipient if such date is a Business Day or on the next Business Day if such date is not a Business Day and (b) if sent by email, upon receipt by the sender of an email confirming receipt of the notice by the recipient (in which case the email will be deemed received on the date it was actually received if such date is a Business Day, or on the next Business Day if such date is not a Business Day). An automatic “read receipt” shall not constitute confirmation of receipt for purposes of this Section. In each case, notices shall be sent to the Notice Address given for Tesla and Buyer in the Key Terms, or such other address as either Party may notify the other Party in writing from time to time. Nothing in this Section shall be construed to restrict the transmission of routine communications between representatives of Buyer and Tesla.
47.Expiry; Survival. Provisions of this Agreement which by their nature contemplate or govern performance or observance subsequent to the termination or expiration of this Agreement shall survive such termination or expiration; provided, that all warranties and licenses granted by Tesla to Buyer pursuant to an Accepted Purchase Order shall terminate upon Tesla’s termination for Buyer’s default based on Buyer’s failure to pay Tesla the Contract Price in an Accepted Purchase Order in accordance with this Agreement.
48.Counterparts. This Agreement may be signed in duplicate originals, or in separate counterparts, which are effective as if the Parties signed a single original. A .pdf of an original signature or electronically signed version transmitted to the other Party is effective as if the original was sent to the other Party.
49.Representations.
(a)Each Party represents and warrants to the other Party that (a) it is a legal entity, duly organized and in good standing under the laws of jurisdiction of incorporation; (b) this Agreement constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms; and (c) the execution, delivery and performance of this Agreement (i) is within its powers, (ii) has been duly authorized by all requisite action and (iii) will not violate any agreement, commitment, certificate or other document to which it is a party or by which any of its assets may be bound or affected.
(b)Buyer further represents and warrants to Tesla that (i) all financial information that it has provided to Tesla is true and accurate and fairly represents Buyer’s financial position as at the date it was provided and (ii) it has all rights and consents required for Tesla to remotely monitor performance of the System.
50.Affiliate; Business Day. For purposes of this Agreement, (a) “Affiliate” means, with respect to a Party, an entity that controls, is controlled by or is under common control with such Party; (b) “control” means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise; and (c) “Business Day” means any day other than weekends and days when banks are not generally open for business in San Francisco, California.